Exhibit 99.1

FOR IMMEDIATE RELEASE

OurPet’s Company Reports Record Third Quarter 2016 Results

Record Q3 Net Revenue of $7.26 million -- Net Income Increases to $495,669

FAIRPORT HARBOR, Ohio – October 25, 2016 -- OurPet's Company (OTCQX: OPCO) (www.ourpets.com), a leading proprietary pet supply company, today reports record third-quarter revenue of $7.26 million, an increase of 21% compared to revenues of $5.99 million reported in the same period of 2015. Net income for the third quarter ended September 30, 2016, increased 21% to $495,669, or $0.025 per share, compared to $410,450, or $0.020 per share, for the same period of 2015. Third quarter 2015 results included a one-time U.S. Custom exam refund of $94,000. Discounting the $94,000 refund, the adjusted net income between third quarters 2015 and 2016 grew 57%.

“With the resumption of shipments to our major specialty pet retail customer, we were firing on all cylinders this past quarter. The double-digit growth in sales was also driven by a 19% growth in the Food Drug & Mass market segment, as well as initial shipments of our new electronic cat toy, Intelligent Pet Care, and Switchgrass BC cat litter products. With the strong third-quarter sales, we are up almost 10% for the nine months of 2016, more than double the pet industry average,” states Dr. Steven Tsengas, president and CEO of OurPet’s.

Based on initial October sales bookings and the strong acceptance of product innovations, OurPet’s is guardedly optimistic of a strong fourth quarter and fiscal year 2016, with growth thereafter supported by new products and key partnerships.

“Beyond 2016, our strategy is to achieve double-digit growth in sales and net income with an emphasis on developing and launching proprietary, innovative products and entering appropriate new market segments,” says Dr. Tsengas. “We recently announced our new partnership with Paulee Cleantec, Inc. whereby we plan to commercialize its patented technology to develop portable and fixed-base product solutions to safely and conveniently eliminate pet waste.

“In addition, we recently completed contracts with a leading direct TV (DRTV) marketing company to test market several of our new electronic interactive cat toys for a possible DRTV campaign to launch sometime in the second quarter of 2017. The contracts will allow both parties to move forward with what we believe will be the first of several DRTV programs to raise customer awareness for our entire electronic interactive pet toy category. We have many ‘irons in the fire’ and are very excited about the future.”

2016 Third-Quarter Results

Net revenue increased 21% to $7,259,904 versus revenues of $5,986,645 for the same period last year. The approximate $1.3 million increase was due to strong sales in the Pet Specialty and Food, Drug and Mass channels.

Net income increased 20.76% to $495,669 compared to $410,450 for the third quarter of 2015. Net income per diluted share increased to $0.025 compared to $0.021 a year ago and would have been higher if not for an additional 265,573 shares added to the weighted average of common and basic shares used in calculating diluted earnings per share.

As previously mentioned, third quarter 2015 results included a one-time U.S. Custom exam refund of $94,000. Discounting the $94,000 refund, the adjusted net income between third quarters 2015 and 2016 grew 57%.

Gross profit for third quarter 2016 was $2,443,470 compared to $2,012,177 the prior year. Gross profit margin stayed about the same year-over-year at 33.66%.

As of September 30, 2016, OurPet’s reduced total long-term liabilities by $672,008 (-15%), maintained strong liquidity and achieved a Current Ratio of 5.04, and grew stockholder’s equity by $964,773 (+11%).

2016 First Nine Months Results

Net revenue for the first nine months of 2016 increased 10% to $18,872,791 versus revenues of $17,170,795 reported for the same period last year. The year-over-year increase was due to strong Food, Drug, and Mass sales.

Net income for the 2016 period increased 3.4% to $916,882 compared to $886,319 for the same period of 2015. Net income per share increased to $0.045 for the first nine months of 2015 from $0.044 last year.

Gross profit increased 8% to $5,847,171 for the first nine months of 2016 versus the prior year.

About OurPet’s Company

OurPet’s Company designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products in the U.S. and overseas. Investors and customers may visit www.ourpets.com for more information about our company and its products. OurPet’s websites include www.petzonebrand.com and www.ourpets.com.

Forward-Looking Statements

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions; growth in the industry; general economic conditions; addition or loss of significant customers; the loss of key personnel; product development; competition; risks of doing business abroad; foreign government regulations; fluctuations in foreign currency rates; rising costs for raw materials and sources of supply that may be limited or unavailable from time to time; the timing of orders booked; and the other risks that are described from time to time in OurPet’s SEC reports. For further information, contact:

CONTACTS

OurPet’s Company
Dr. Steven Tsengas, CEO
(440) 354-6500, x111

DreamTeamNetwork
Austin, Texas
www.DreamTeamNetwork.com
512.758.8877 Office
Editor@DreamTeamNetwork.com

OURPET'S COMPANY AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Net revenue	$7,259,904	$5,986,645	$18,872,791	$17,170,795
Cost of goods sold	4,816,434	3,974,468	13,025,620	11,746,204
Gross profit on sales	2,443,470	2,012,177	5,847,171	5,424,591

Selling, general and administrative expenses	1,649,506	1,363,154	4,410,236	3,996,794

Income from operations	793,964	649,023	1,436,935	1,427,797

Other income	(24,125)	(14,582)	(58,593)	(40,582)
Interest expense	23,450	35,919	84,206	85,221
Income before taxes	794,639	627,686	1,411,322	1,383,158

Income Tax expense	298,970	217,236	494,440	496,839
Net Income	$495,669	$410,450	$916,882	$886,319

Basic and Diluted Net Income Per Common
Share After Dividend Requirements For Preferred
Stock	$0.02	$0.02	$0.05	$0.04

Weighted average number of common shares
outstanding used to calculate
basic earnings per share	17,709,088	17,562,239	17,665,812	17,558,085

Weighted average number of common and
equivalent shares outstanding used to
calculate diluted earnings per share	20,090,366	19,824,793	19,489,855	19,220,115

OURPET'S COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2016	2015
ASSETS
Cash and equivalents	$102,226	$100,000
Receivables, net	4,561,144	4,294,810
Inventories, net	7,746,643	7,914,613
Prepaid expenses	738,487	582,676
Total current assets	13,148,500	12,892,099

LONG TERM ASSETS
Property and equipment, net	1,998,942	1,873,260
Amortizable Intangible Assets, net	391,857	357,341
Intangible Assets	477,328	461,000
Goodwill	67,511	67,511
Deposits and Other assets	52,650	18,003
Total long term assets	2,988,288	2,777,115

Total assets	$16,136,788	$15,669,214

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	234,146	276,890
Accounts payable	1,559,183	1,582,849
Accrued expenses	813,077	571,858
Total current liabilities	2,606,406	2,431,597

LONG TERM LIABILITIES
Long-term debt - less current portion above	702,511	876,248
Revolving line of credit	2,764,966	3,267,170
Deferred income taxes	337,767	333,834
Total long term liabilities	3,805,244	4,477,252

Total liabilities	6,411,650	6,908,849

Stockholders' Equity	9,725,138	8,760,365

Total liabilities and stockholders' equity	$16,136,788	$15,669,214